UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
HEALTHCARE TRUST OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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# PROXY STATEMENT
FOR

# 2017
# ANNUAL MEETING OF STOCKHOLDERS

HTA
Healthcare Trust of America, Inc.

*Dedicated Owner of Medical Office for the Future of Healthcare*

**NYSE: HTA**

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
April 27, 2017
Dear Stockholder:
On behalf of the Board of Directors, I invite you to attend the 2017 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. The meeting will be held on July 12, 2017 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255. We look forward to your attendance.
Attached are the Notice of Annual Meeting of Stockholders and proxy statement for the 2017 Annual Meeting of Stockholders. They describe the formal business to be acted upon by the stockholders.
At the 2017 Annual Meeting of Stockholders, we will present a report on the status of our business, our portfolio of properties and other related matters. Our stockholders will have an opportunity to ask questions at the meeting.
Your vote is very important. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2017 Annual Meeting of Stockholders. ACCORDINGLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS IN PERSON, I URGE YOU TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE. If you received a paper copy of the proxy materials by mail, you may vote your shares by proxy by doing any one of the following: vote at the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”), by mail, you may vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting in person at the 2017 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the 2017 Annual Meeting of Stockholders.
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR YOUR ATTENTION TO THIS MATTER, AND FOR YOUR CONTINUED SUPPORT OF, AND INTEREST IN, OUR COMPANY.

Sincerely,

/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer, President and Chairman

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 12, 2017
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 12, 2017 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, for the following purposes:
1. Election of Directors.    To consider and vote upon the election of the eight director nominees named in this proxy statement, each for a term of one-year and until his successor is duly elected and qualifies.
2. Advisory Vote to Approve Executive Compensation. To consider and vote upon, on an advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed in this proxy statement.
3. Advisory Vote on the Frequency of Holding Future Advisory Votes on NEOs Compensation.    To consider and vote upon, on an advisory basis, the frequency of an advisory vote on the compensation of our NEOs.
4. Ratification of Auditors.    To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2017.
5. Other Business.    To transact such other business as may properly come before the 2017 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice of Annual Meeting. Our stockholders of record as of the close of business on April 21, 2017, are entitled to vote at the 2017 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to postpone or adjourn the 2017 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. Healthcare Trust of America, Inc. has made these materials available to you on the Internet, or upon your request, has delivered printed versions of these materials to you by mail. The proxy materials for the 2017 Annual Meeting of Stockholders, including this Notice of Annual Meeting and the accompanying proxy statement, are being made available to stockholders entitled to vote at the 2017 Annual Meeting of Stockholders on or about May 15, 2017.
Important Notice Regarding Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 12, 2017: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the 2017 Annual Meeting of Stockholders, you may vote in person if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2016 Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2016 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2016 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2017 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Robert A. Milligan
Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
PROXY STATEMENT
The Board of Directors of Healthcare Trust of America, Inc. (“HTA”) is soliciting proxies for exercise at the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”) to be held on July 12, 2017 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 15, 2017, the Notice and these proxy materials for the 2017 Annual Meeting, including this proxy statement, are being made available to stockholders entitled to vote at the 2017 Annual Meeting. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2016 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2016 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2017 Annual Meeting:
What is the purpose of the 2017 Annual Meeting?
At the 2017 Annual Meeting, stockholders will consider and vote upon the following:

Item	Vote Required	Routine/ Non-Routine	Director Voting Recommendation
Proposal 1: The election of the eight director nominees named in this proxy statement, each to hold office for a one-year term expiring at the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualifies.
	Majority of Votes Cast	Non-Routine	FOR
Proposal 2: An advisory vote to approve the compensation of our named executive officers (“NEOs”) (Say-on-Pay).	Majority of Votes Cast	Non-Routine	FOR
Proposal 3: An advisory vote on the frequency of holding future advisory votes on our NEOs compensation (Say-on-Frequency).	Majority of Votes Cast	Non-Routine	Three Years
Proposal 4: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2017.	Majority of Votes Cast	Routine	FOR
Management will also report on our accomplishments to date, including our business and our portfolio of properties. Management will also respond to questions from stockholders.
What happens if additional proposals are presented at the 2017 Annual Meeting?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2017 Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares as they see fit on any additional matters properly presented for a vote at the 2017 Annual Meeting.
Who is entitled to vote?
Only stockholders of record at the close of business on April 21, 2017, the record date for the 2017 Annual Meeting, are entitled to receive notice and to vote the shares of common stock that they hold on that date at the 2017 Annual Meeting, including any postponements or adjournments. As of the record date, we had 143,841,711 shares of common stock issued and outstanding and entitled to vote. You are entitled to one vote for each share of common stock you held as of the record date.
What is the difference between a “record holder” and stockholder who holds stock in “street name”?
Stockholders of Record.    If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in “street name”. The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2017 Annual Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.
How do I vote?
If you are a stockholder of record you may vote or authorize a proxy to vote your shares in one of the following ways:
By Internet. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 11, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy.
By phone. Use any touch-tone telephone to transmit your proxy up until 11:59 P.M. Eastern Time on July 11, 2017. Have your proxy card in hand when you call and then follow the instructions.
By mail. Mark, sign and date your proxy card and return it in the postage-paid envelope provided to you and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
In person. Vote your shares by attending the 2017 Annual Meeting in person to be held on July 12, 2017 at 9:00 a.m. local time, at The Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255.
If you hold shares of our common stock in street name, you may direct how your shares are voted at the 2017 Annual Meeting by submitting voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by the institution that holds your shares. As a beneficial owner of shares held in street name, you may not vote shares of common stock in person at the 2017 Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2017 Annual Meeting.
What are “routine” and “non-routine” matters and how are abstentions and broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions. A broker “non-vote” occurs when a broker, holding shares for a beneficial owner exercises its discretion to vote the uninstructed shares on a particular “routine” proposal but does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1), the advisory vote to approve the compensation of our NEOs (Proposal 2) and the advisory vote on the frequency of holding future advisory votes on our NEOs compensation (Proposal 3) are considered “non-routine” matters and, therefore, a broker may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposals. Therefore, we strongly encourage you to instruct your broker on how you wish to vote your shares. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2017 (Proposal 4) is considered a “routine” matter and, therefore, a broker may vote shares held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 4. For purposes of the foregoing proposals, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcomes of Proposal 1, Proposal 2, Proposal 3 or Proposal 4. Pursuant to Maryland law, broker non-votes and abstentions are not considered votes cast, but are counted as present for quorum purposes.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2017 Annual Meeting, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2017 Annual Meeting by:

•	delivering to our Secretary a written notice of revocation;

•	attending the 2017 Annual Meeting and voting in person (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);

•	returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2017 Annual Meeting); or

•	authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies).
If you hold shares of our common stock in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the 2017 Annual Meeting?
Election of directors.    To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he will continue to serve as a “holdover” director until his successor is duly elected and qualifies.
Advisory vote to approve the compensation of our NEOs.    The affirmative vote of a majority of all votes cast at a meeting at which is a quorum is present is required for the non-binding, advisory vote to approve the compensation of our NEOs, as disclosed in this proxy statement. Abstentions and broker non-votes will not be treated as votes cast and therefore will not affect the outcome.
Advisory vote on the frequency of holding future advisory votes on our NEOs compensation.    The option of one year, two years or three years that receives a majority of all of the votes cast at a meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by the stockholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the outcome. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.
Ratification of auditors.    To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed to be a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.
How can I find the results of the 2017 Annual Meeting?
Preliminary results will be announced at the 2017 Annual Meeting. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2017 Annual Meeting.
What happens if the 2017 Annual Meeting is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2017 Annual Meeting. You will still be able to change or revoke your proxy until it is voted.
Who will bear the costs of soliciting votes for the 2017 Annual Meeting?
HTA will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of $4,500, plus reasonable out of pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.

How do I get additional copies of SEC filings?
Copies of HTA’s financial reports, including its reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including HTA) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;

•	competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;

•	economic fluctuations in certain states in which our property investments are geographically concentrated;

•	retention of our senior management team;

•	financial stability and solvency of our tenants;

•	supply and demand for operating properties in the market areas in which we operate;

•	our ability to acquire real properties, and to successfully operate those properties once acquired;

•	changes in property taxes;

•	legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;

•	fluctuations in reimbursements from third party payors such as Medicare and Medicaid;

•	changes in interest rates;

•	the availability of capital and financing;

•	restrictive covenants in our credit facilities;

•	changes in our credit ratings;

•	our ability to remain qualified as a REIT;

•	changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;

•	delays in liquidating defaulted mortgage loan investments; and

•	the risk factors set forth in our 2016 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, we undertake no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, us.

OVERVIEW OF 2016 PERFORMANCE
HTA is a real estate investment trust (“REIT”) and one of the leading owners and operators of medical office buildings (“MOBs”) in the United States (“U.S.”). Our MOBs are held by special purpose entities, the sole member of which is our operating partnership, Healthcare Trust of America Holdings, LP (“HTALP”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation of real property values.
We have invested over $4.2 billion to create a portfolio of MOBs and other healthcare assets totaling approximately 17.7 million square feet of gross leasable area (“GLA”) across 31 states, with no state having more than 13% of our total GLA as of December 31, 2016. Approximately 97% of our GLA, is located on the campuses of, or aligned with, nationally or regionally recognized healthcare systems. We believe these key locations and affiliations create significant demand from healthcare related tenants for our properties. Further, our portfolio is primarily concentrated within major U.S. metropolitan statistical areas (“MSAs”) that we believe will provide above-average economic growth and socioeconomic benefits over the coming years, with over 92% of our investments located in the top 75 MSAs. These properties are managed by the Company’s national property management and leasing platform, which was started in 2010 and now covers over 91% of the Company’s properties, as measured by GLA, and which we believe has been critical to the Company’s performance.
Since our founding in 2006, we have been one of the top performing REITs in the U.S., generating total shareholder returns of over 170%, which significantly outperforms the broader U.S. REIT Index and the SNL U.S. Healthcare REIT Index, measured from January 1, 2007 to December 31, 2016.
In 2012, we listed our shares on the New York Stock Exchange (“NYSE”). Since that time we have continued to perform for shareholders, while (i) driving Same Store Cash Net Operating Income (“NOI”) growth averaging 3.1% per quarter, (ii) growing Normalized Funds from Operations (“FFO”) per share by over 33%, and (iii) investing over $2.1 billion, and more than doubled the size of our portfolio. We have accomplished these goals while maintaining a conservative balance sheet, with leverage below 30% debt to total market capitalization, and investment grade ratings of BBB/ Baa2. As a result, we have generated total shareholder returns of 87.7% from our listing through December 31, 2016. Our total shareholder returns have significantly outperformed the broader U.S. REIT Index (RMS) and the SNL U.S. Healthcare REIT index during this same period.

2016 Company Highlights
Portfolio Operating Performance

•	For the year ended December 31, 2016, our total revenue increased 14.1%, or $57.1 million, to $460.9 million, compared to the year ended December 31, 2015.

•
For the year ended December 31, 2016, net income attributable to common stockholders was $0.33 per diluted share, or $45.9 million, compared to $0.26 per diluted share, or $32.9 million, for the year ended December 31, 2015.

•
For the year ended December 31, 2016, HTA’s FFO, as defined by National Association of Real Estate Investment Trusts, was $1.54 per diluted share, or $215.6 million, an increase of $0.07 per diluted share, or 4.8%, compared to the year ended December 31, 2015.

•
For the year ended December 31, 2016, HTA’s Normalized FFO was $1.61 per diluted share, or $225.2 million, an increase of $0.08 per diluted share, or 5.2%, compared to the year ended December 31, 2015.

•
For additional information on FFO and Normalized FFO, see “FFO and Normalized FFO” below, which includes a reconciliation to net income attributable to common stockholders/unitholders and an explanation of why we present this non-GAAP financial measure.

•	For the year ended December 31, 2016, our NOI increased 13.1%, or $36.7 million, to $317.2 million, compared to the year ended December 31, 2015.

•	For the year ended December 31, 2016, our Same-Property Cash NOI increased 2.9%, or $7.3 million, to $258.3 million, compared to the year ended December 31, 2015.

•
For additional information on NOI and Same-Property Cash NOI, see “NOI, Cash NOI and Same-Property Cash NOI” below, which includes a reconciliation to net income and an explanation of why we present these non-GAAP financial measures.

Internal Growth through Proactive Asset Management Leasing and Property Management

•	As of December 31, 2016, our leased rate (includes leases which have been executed, but which have not yet commenced) was 91.9% by GLA and our occupancy rate was 91.2% by GLA.

•	We entered into new and renewal leases on approximately 1.6 million square feet of GLA, or 9.0%, of our portfolio for the year ended December 31, 2016.

•
During the year ended December 31, 2016, our tenant retention for the Same-Property portfolio was 80%, which included approximately 1.3 million square feet of expiring leases, which we believe is indicative of our commitment to maintaining buildings in desirable locations and fostering strong tenant relationships. Tenant retention is defined as the sum of the total leased GLA of tenants that renewed a lease during the period over the total GLA of leases that renewed or expired during the period.

Key Market Focused Strategy and Investments

•
During the year ended December 31, 2016, we invested $700.8 million in MOBs, an increase in our total investments of approximately 19.6% by purchase price. These investments totaled approximately 2.5 million square feet of GLA and were located in our key markets of Boston, Massachusetts; Columbus, Ohio; Dallas, Texas; Hartford, Connecticut; Raleigh-Durham, North Carolina and Tampa, Florida, and strategically expanded our presence into the new markets of Birmingham, Alabama; Orange County/Los Angeles, California; and Portland, Oregon.

•
Part of our investment strategy also includes recycling assets that we consider non-core or are located outside our key markets. During the year ended December 31, 2016, we completed dispositions of six senior care facilities located in Texas and California for an aggregate gross sales price of $39.5 million, generating gains of $9.0 million.

Financial Strategy and Balance Sheet Flexibility

•
As of December 31, 2016, we had total leverage, measured by debt to total market capitalization, of 29.4%. Total liquidity was $767.7 million, including cash and cash equivalents of $11.2 million, and $756.5 million available on our unsecured revolving credit facility (includes the impact of $5.5 million of outstanding letters of credit).

•
During the year ended December 31, 2016, we issued $492.5 million of equity at an average price of $29.33 per share. This was comprised of $297.8 million from the sale of common stock in underwritten public offerings at an average price of $30.64 per share, $122.9 million from the sale of common stock under our at-the-market (“ATM”) offering program at an average price of $27.82 per share, and $71.8 million from the issuance of limited partner units in HTALP (“OP Units”) in connection with acquisition transactions.

•	In July 2016, HTALP issued $350.0 million of senior unsecured 10-year notes, with a coupon of 3.50% per annum.

•	In September 2016, HTALP executed a $200.0 million 7-year unsecured term loan with proceeds used to refinance our $155.0 million unsecured term loan due in 2019, and pay down existing mortgage loans.

•	We generated annual returns of 11.1%. The percentage increase exceeded the SNL Healthcare Index by 370 basis points and the MSCI US REIT (RMS) Index by 250 basis points.

HTA 2016 Total Returns
40.0%
30.0%
20.0%
10.0%
0.0%
-10.0%
-20.0%
J
F
M
A
M
J
J
A
S
O
N
D
11.1%
8.6%
7.4%
HTA
MSCI US REIT (RMS)
SNL U.S. REIT Healthcare

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board of Directors currently consists of eight directors, and all of these directors are being nominated to serve as directors pursuant to this Proxy Statement. Immediately after the 2017 Annual Meeting our Board of Directors will consist of eight directors. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Upon recommendation by the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the following incumbent directors for reelection to our Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified: Scott D. Peters, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis, and Gary T. Wescombe.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all nominees who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he will serve on the Board of Directors for a one-year term and until his successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors or for the balance of the nominees, leaving a vacancy, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or executive officers of HTA. Each of the nominees for election as director has advised us that there is no arrangement or understanding of any kind between him and any other person relating to his election as a director except that such nominees have agreed to serve as our directors if elected.
The Board of Directors recommends a vote “FOR” all nominees named above for election as directors.
Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Name	Age	Biographical Descriptions	Director Since
Scott D. Peters Chief Executive Officer, President and Chairman of the Board	59
Mr. Peters has served as our Chairman of the Board since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“Grubb & Ellis”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, from its formation in September 2006. Through its merger with GBE, Mr. Peters served as Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company (LSR) in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.
			2006

Name	Age	Biographical Descriptions	Director Since
W. Bradley Blair, II Lead Independent Director	73
Mr. Blair was appointed as our lead independent director since December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During that term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.
			2006

Maurice J. DeWald Independent Director	77
Mr. DeWald has served as an independent director of the Company since September 2006. He has served as the Chairman and Chief Executive Officer of Verity Financial Group, Inc., a financial advisory firm, since 1992, where the primary focus has been in both the healthcare and technology sectors. Mr. DeWald also serves as a director of Targeted Medical Pharma, Inc. Mr. DeWald also previously served as a director of Tenet Healthcare Corporation, ARV Assisted Living, Inc. and Quality Systems, Inc. From 1962 to 1991, Mr. DeWald was with the international accounting and auditing firm of KPMG, LLP, where he served at various times as an audit partner, a member of their board of directors and the managing partner of the Orange County, Los Angeles, and Chicago offices. Mr. DeWald has served as Chairman and director of both the United Way of Greater Los Angeles and the United Way of Orange County California. Mr. DeWald received a B.B.A. degree in Accounting and Finance from the University of Notre Dame and is a member of its Mendoza School of Business Advisory Council. Mr. DeWald is a Certified Public Accountant (inactive), and is a member of the California Society of Certified Public Accountants and the American Institute of Certified Public Accountants.
			2006

Warren D. Fix Independent Director	78
Mr. Fix has served as an independent director of the Company since September 2006. Mr. Fix also serves as a director of First Foundation, Inc., and First Foundation Bank. Until November of 2008, when he completed a process of dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, with The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his B.A. degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.
			2006

Name	Age	Biographical Descriptions	Director Since
Peter N. Foss Independent Director	73
Mr. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles with GE, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the boards of Capital Bank, N.A., the operating subsidiary of Capital Bank Financial Corp. (Nasdaq: CBF), and Polymer Group, Inc., a Blackstone portfolio company. Mr. Foss previously served on the board of directors of Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.
			2015

Daniel S. Henson Independent Director	56
Mr. Henson has served as an independent director of the Company since April 2016. Mr. Henson has over 25 years of experience with the General Electric Company (“GE”), serving in various leadership capacities. He last served as an officer of GE and Executive Vice President of GE Capital, overseeing commercial lending and leasing businesses in North America. Prior to that, he served as Chief Marketing Officer for the General Electric Company. As a GE Capital Leader, Mr. Henson ran the largest segment of the biggest non-bank financial institution in the U.S., and was a member of the GE Corporate Executive Council. Mr. Henson was responsible for the restructuring of GE Capital’s Lending and Leasing businesses after the 2008 financial crisis, where he merged ten product platforms into a single segment, leveraging shared functional leadership and operational centers of excellence and reducing expenses. In addition, Mr. Henson has been acknowledged for successfully implementing and achieving strategic growth initiatives. He had an integral role at GE in risk management and compliance, including risk assessments. He has also played an active role in the divestiture process of GE Capital from GE Corporate. He formed a variety of strategic joint ventures and has a global market perspective having spent three years in Mexico and three years in London with GE Capital. Mr. Henson graduated with a B.A. degree from George Washington University’s School of Government and Business Administration in Washington, D.C.
			2016

Larry L. Mathis Independent Director	73
Mr. Mathis has served as an independent director of the Company since April 2007. Since 1998 he has served as an executive consultant with D. Peterson & Associates in Houston, Texas, providing counsel to select clients on leadership, management, governance and strategy, and is the author of The Mathis Maxims, Lessons in Leadership.  For over 35 years, Mr. Mathis held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States. Mr. Mathis was the founding President and Chief Executive Officer of The Methodist Hospital System in Houston, Texas, having served that institution in various executive positions for 27 years, including the last 14 years as Chief Executive Officer before his retirement in 1997. During his extensive career in the healthcare industry, he has served as a member of the board of directors of a number of national, state and local industry and professional organizations, including Chairman of the board of directors of the Texas Hospital Association, the American Hospital Association, and the American College of Healthcare Executives (“ACHE”), and he has served the federal government as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. For his work in the healthcare field, Mr. Mathis was inducted into the ACHE and Modern Healthcare Hall of Fame in 2016. From 1997 to 2003, Mr. Mathis was a member of the board of directors and Chairman of the Compensation Committee of Centerpulse, Inc., and from 2004 to 2014 was a member of the board and Chairman of the nominating and governance committee of Alexion Pharmaceuticals, Inc., (Nasdaq:ALXN). Mr. Mathis received a B.A. degree in Social Sciences from Pittsburg State University and a M.A. degree in Health Administration from Washington University in St. Louis, Missouri.
			2007

Name	Age	Biographical Descriptions	Director Since
Gary T. Wescombe Independent Director	74
Mr. Wescombe has served as an independent director of the Company since October 2006. He manages and develops real estate operating properties through American Oak Properties, LLC, where he is a principal. He is also a director, Chief Financial Officer and Treasurer of the Arnold and Mabel Beckman Foundation, a nonprofit foundation established for the purpose of supporting scientific research. From October 1999 to December 2001, he was a partner in Warmington Wescombe Realty Partners in Costa Mesa, California, where he focused on real estate investments and financing strategies. Prior to retiring in 1999, Mr. Wescombe was a partner with Ernst & Young, LLP (previously Kenneth Leventhal & Company) from 1970 to 1999. In addition, Mr. Wescombe also served as a director of G REIT, Inc. from December 2001 to January 2008 and has served as chairman of the trustees of G REIT Liquidating Trust since January 2008. Mr. Wescombe received a B.S. degree in Accounting and Finance from San Jose State University and is a member of the American Institute of Certified Public Accountants and California Society of Certified Public Accountants.
			2006

Board Experience and Director Qualifications
Our Board of Directors has diverse and extensive knowledge and expertise in industries that are of particular importance to us, including the real estate and healthcare industries. This knowledge and experience includes acquiring, financing, developing, constructing, leasing, managing and disposing of both institutional and non-institutional commercial real estate. In addition, our Board of Directors has extensive and broad legal, auditing and accounting experience. Our Board of Directors has numerous years of hands-on and executive level commercial real estate experience drawn from a wide range of disciplines. The Board of Directors has nominated each director to serve on the Board of Directors based on the unique skills he brings to the Board of Directors, as well as how such skills collectively enhance our Board of Directors. On an individual basis:

Name	Board Experience and Qualifications
Scott D. Peters
Mr. Peters has over 25 years of experience in managing publicly traded REITs and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served a variety of companies as chief financial officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, as well as our current investment strategy.

W. Bradley Blair, II
Mr. Blair, our lead independent director, provides broad real estate and legal experience, having served a variety of companies in advisory, executive and/or director roles for over 35 years, including over 10 years as chief executive officer, president and chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

Maurice J. DeWald
Mr. DeWald, based on his 30 year career with the international accounting and auditing firm of KPMG LLP, offers substantial expertise in accounting and finance. Mr. DeWald also has over 15 years of experience as a director of a number of companies in the healthcare, financial, banking and manufacturing sectors.

Warren D. Fix
Mr. Fix offers financial and management expertise, with particular industry knowledge in real estate, hospitality, agriculture and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors, for over 40 years.

Peter N. Foss
Mr. Foss offers significant experience in marketing and sales based on his over 30 year career at GE.  During his time at GE, he has had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of care. These relationships and his significant business experience at GE provide the Board of Directors insight regarding matters affecting the Company’s tenants and trends in the healthcare industry.

Name	Board Experience and Qualifications
Daniel S. Henson
Mr. Henson provides more than 25 years of knowledge and expertise in the financial services industry focusing on real estate investments and financial structures, including mergers and acquisitions, as well as forming strategic joint ventures. He has a proven track record in developing and implementing strategic plans and initiatives, while also focusing on organization development, financial and operational risk management as well as compliance.

Larry L. Mathis
Mr. Mathis brings extensive experience in the healthcare industry, having held numerous leadership positions in organizations charged with planning and directing the future of healthcare delivery in the United States for over 35 years, including serving as Chairman of the National Advisory Council on Health Care Technology Assessment and as a member of the Medicare Prospective Payment Assessment Commission. He was the founding President and Chief Executive Officer of Methodist Hospital System in Houston, Texas, and has served as an executive consultant in the healthcare sector for over ten years.

Gary T. Wescombe
Mr. Wescombe provides expertise in accounting, real estate investments and financing strategies, having served a number of companies in various executive and director roles for over 40 years in both the real estate and non-profit sectors, including almost 30 years as a partner with Ernst & Young LLP. He currently manages and develops real estate operating properties as a principal of a real estate company.

CORPORATE GOVERNANCE
Board of Directors
The Board of Directors held twelve meetings during the year ended December 31, 2016. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which he served during the periods in which he served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.
Lead Independent Director
The lead independent director’s specific responsibilities include, among other things, to preside at all meetings at which the Chairman is not present, including executive sessions of independent directors, to call meetings of independent directors, to function as a liaison with the Chairman, to approve board meeting agendas and to schedule and confer with the Chairman on strategic planning matters and transactions. In July 2016, the Nominating and Corporate Governance Committee reelected Mr. Blair as the lead independent director for a term of two years until the 2018 Annual Meeting. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2016 Annual Meeting in person or telephonically.
Contacting the Board of Directors
Any stockholder or other interested party who desires to contact members of the Board of Directors may do so by writing to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. The lead independent director or the independent directors as a group may also be contacted by writing to: Healthcare Trust of America, Inc., Independent Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on to whom the communication is addressed or other facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We currently have an eight member Board of Directors. Our independent directors meet throughout the year in regularly scheduled executive sessions. Our charter provides that a majority of our directors must be “independent directors”. We consider W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Daniel S. Henson, Larry L. Mathis and Gary T. Wescombe to be “independent directors” as defined in our charter and under NYSE and SEC rules. Our Nominating and Corporate Governance Committee evaluates each of our named director’s, other than Mr. Peters’, independence on an annual basis by considering, various factors, including, among others, any conflicts of interest. As currently defined in our charter, the term “independent director” means:

“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee members.
Risk Management
The Board of Directors and each of its committees play an important role in overseeing the management of the Company’s risks. The Board of Directors regularly reviews our material risks and exposures, including operational, strategic, financial, legal and regulatory risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to senior executives, as well as to our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management and our Board of Directors any significant risks or exposures faced by us, the steps management has taken to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.

The following table sets forth the current members of our committees:

Name	Audit	Compensation	Nominating & Corporate Governance	Investment	Risk Management
Scott D. Peters (1)	—	—	—	Member	—
W. Bradley Blair, II (2)	Member	Member	Member	Chairman	Member
Maurice J. DeWald (3)	Chairman	Member	—	—	Member
Warren D. Fix (3)	Member	Member	Chairman	Member	—
Peter N. Foss (3)	Member	Member	—	Member	—
Daniel S. Henson (3)	—	—	Member	Member	Member
Larry L. Mathis (3)	—	Member	Member	—	Chairman
Gary T. Wescombe (3)	Member	Chairman	—	Member	—

Committee meetings held during the year ended December 31, 2016	Eight	Four	Five	Nine	Four

(1) Chairman of the Board.
(2) Lead Independent Director.
(3) Independent Director.
The primary responsibilities of the committees listed above are as follows:
Audit Committee.    The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. Under our Audit Committee charter, the Audit Committee will always be comprised solely of independent directors. Mr. DeWald and has been designated as the Audit Committee financial expert.
Compensation Committee.    The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our executive officers, prepare the report on executive compensation for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. Under the Compensation Committee charter, the Compensation Committee will always be comprised solely of independent directors.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee.    The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to become members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to: Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. In addition, candidates with healthcare relationships and real estate experience are given preferential consideration.
We do not have a formal policy for the consideration of diversity in identifying nominees for director. However, in addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Investment Committee.    The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting and asset management.
Risk Management Committee.    The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management.
The committees listed above have adopted written charters under which they operate. These charters, as well as the corporate governance guidelines that provide the framework for the governance of the Board of Directors and our Company, are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Chief Accounting Officer, Controller and persons performing similar functions and all members of our Board of Directors. The Code of Ethics covers topics including, without limitation, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a fiduciary obligation to act in the best interest of our stockholders. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. Some of these conflicts of interest and restrictions and procedures we have adopted to address these conflicts are described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among others, the following:

•
We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.

•
We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.

•
We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of the independent directors, not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

•
We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint ventures.

Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and Code of Ethics, it is our preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for their review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (i) in, or are not inconsistent with, the best interests of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.

COMPENSATION OF DIRECTORS
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”), as amended (the “Director Plan”).
Our current director compensation policy as set forth in the Director Plan is as follows:

Service Description	Annual Amount
Annual stock award	$100,000
Initial stock award (pro-rated)	100,000
Annual retainer	50,000
Lead independent director retainer	35,000
Audit committee chairman	15,000
All other committee chairmen	12,500
Meeting fees (1)	1,500

(1) Each independent director will be entitled to a meeting fee of $1,500 for each additional individual committee and board meeting after the first four individual committee and board meetings.
Equity Compensation.    Upon initial election and re-election to our Board of Directors, an independent director receives an award of restricted shares of the Company’s common stock under the Director Plan, with the number of shares determined by dividing $100,000 by the closing price on the date prior to the grant and, in the case of a grant made in connection with a director’s initial election to our Board of Directors, such dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting of stockholders. The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters is presented below under “Executive Compensation.”
Director Compensation Table - Fiscal 2016
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II	158,000	100,003	258,003
Maurice J. DeWald	99,500	100,003	199,503
Warren D. Fix	113,000	100,003	213,003
Peter N. Foss	99,500	100,003	199,503
Daniel S. Henson (2)	89,333	119,818	209,151
Larry L. Mathis	93,000	100,003	193,003
Steve W. Patterson (3)	12,000	150,263	162,263
Gary T. Wescombe	108,000	100,003	208,003

(1) On April 28, 2016, Mr. Henson received a grant of 680 shares of restricted common stock upon his initial appointment as an independent director. On July 7, 2016, each of the independent directors re-elected at our 2016 Annual Meeting received a grant of 3,061 shares of restricted common stock. The awards on April 28, 2016 and July 7, 2016 had a grant date fair value of $19,815 and $100,003, respectively. As of December 31, 2016, each of the independent directors had 7,598 unvested shares of restricted common stock, except for Mr. Foss and Mr. Henson who had 5,347 and 2,992 unvested shares of restricted common stock, respectively. For more information regarding the grant date fair value of awards of restricted common stock see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2016 Annual Report.

(2) Mr. Henson was appointed to the Board of Directors in April 2016.
(3) Mr. Patterson elected not to stand for re-election as a director at the 2016 Annual Meeting. In connection with his not standing for re-election, his then-unvested restricted stock was accelerated as of the date of the 2016 Annual Meeting. The incremental fair value of this accelerated vesting, determined in accordance with applicable accounting rules, was $150,263 as reflected in the table above.

Compensation Committee Interlocks and Insider Participation
During 2016, W. Bradley Blair, II, Maurice J. DeWald, Warren D. Fix, Peter N. Foss, Larry L. Mathis and Gary T. Wescombe, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2016 or any time prior thereto. During 2016, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of another entity, any of whose executive officers served as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers as of December 31, 2016. Mr. Engstrom resigned from his position with the Company effective April 23, 2017.

Name	Age	Biographical Descriptions	Term of Office
Scott D. Peters Chief Executive Officer, President and Chairman of the Board	59	For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Director Nominees - Biographical Information” above.	2006

Robert A. Milligan Chief Financial Officer, Secretary and Treasurer	36
Mr. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014, before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.
			2014

Mark D. Engstrom Executive Vice President - Acquisitions	57
Mr. Engstrom has served as our Executive Vice President - Acquisitions since July 2009. From February 2009 to July 2009, Mr. Engstrom served as an independent consultant to us providing acquisition and asset management support. Mr. Engstrom has over 24 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom also served as a hospital administrator of Good Samaritan Hospitals from 1987 to 1995 and as a Vice President of PM Realty Group from 1995 to 1998. Mr. Engstrom received a B.A. degree in Pre-Law and Public Administration from Michigan State University and a Master’s Degree in Hospital and Healthcare Administration from the University of Minnesota.
			2009

Amanda L. Houghton Executive Vice President - Asset Management	35
Ms. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute and Commercial Real Estate Women (CREW).
			2011

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 26, 2017 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 143,841,711 shares of our common stock outstanding as of April 26, 2017.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters	1,025,332	**
Robert A. Milligan	101,586	**
Mark D. Engstrom	213,170	**
Amanda L. Houghton	166,459	**
W. Bradley Blair, II	121,561	**
Maurice J. DeWald	114,561	**
Warren D. Fix	121,650	**
Peter N. Foss	7,894	**
Daniel S. Henson	3,741	**
Larry L. Mathis	117,323	**
Gary T. Wescombe	132,061	**
Directors and executive officers as a group (11 persons)	2,125,338	1.5%
Other Stockholders:
The Vanguard Group, Inc. (3)	21,290,126	14.8%
Cohen & Steers, Inc. (4)	19,490,245	13.5%
Vanguard Specialized Funds - Vanguard REIT Index Fund (5)	10,471,587	7.3%
BlackRock, Inc. (6)	8,855,304	6.2%
Daiwa Asset Management Co. Ltd. (7)	8,559,731	6.0%

* Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona, 85254.
** Represents less than 1% of our outstanding common stock.
(1) Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2) Amount includes vested LTIP units as of April 26, 2017 which are convertible into shares of common stock as follows: 500,000 for Mr. Peters, 7,500 for Mr. Milligan, 100,000 for Mr. Engstrom, 97,500 for Ms. Houghton and 67,500 for each of Mr. Blair, Mr. DeWald, Mr. Fix, Mr. Mathis and Mr. Wescombe.

(3) Based solely on the information in Schedule 13G/A, dated February 9, 2017, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, PA, 19355. The report states as of December 31, 2016 that The Vanguard Group, Inc. had sole voting power over 236,060 shares, shared voting power over 164,238 shares, sole dispositive power over 21,052,127 shares and shared dispositive power over 237,999 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 73,761 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 353,537 shares as a result of its serving as investment manager of Australian investment offerings.

(4) Based solely on the information in Schedule 13G/A, dated February 14, 2017, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Avenue, 10th Floor, New York, NY, 10017. The report states as of December 31, 2016 that Cohen & Steers, Inc. had sole voting power over 10,411,685 shares and sole dispositive power over 19,490,245 shares. Cohen & Steers Capital Management, Inc., a wholly-owned subsidiary of Cohen & Steers, Inc., had sole voting power over 10,411,685 shares and sole dispositive power over 19,477,631 shares. Cohen & Steers UK Limited, an affiliate of Cohen & Steers, Inc., had sole dispositive power over 12,614 shares.

(5) Based solely on the information in Schedule 13G, dated February 9, 2017, filed with the SEC by Vanguard Specialized Funds - Vanguard REIT Index Fund, located at 100 Vanguard Blvd., Malvern, PA 19355. The report states as of December 31, 2016 that Vanguard Specialized Funds - Vanguard REIT Index Fund had sole voting power over 10,471,587 shares.

(6) Based solely on the information in Schedule 13G, dated January 23, 2017, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, NY, 10055. The report states as of December 31, 2016 that BlackRock, Inc. had sole voting power over 8,332,518 shares and sole dispositive power over 8,855,304 shares.

(7) Based solely on the information in Schedule 13G, dated February 3, 2017, filed with the SEC by Daiwa Asset Management Co. Ltd., located at GranTokyo North Tower 9-1 Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-6753. The report states as of December 31, 2016 that Daiwa Asset Management Co. Ltd. had sole voting power over 8,559,731 shares, sole dispositive power over 10,250 shares and shared dispositive power over 8,549,481 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2016 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2016.

PROPOSAL NO. 2
 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and the narratives accompanying those tables). This advisory vote is referred to in this proxy statement as a “say-on-pay” vote.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your advisory vote on the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables above and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values input from our stockholders, and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs every three years at the annual meeting of stockholders. On that basis, it is expected that the next say-on-pay vote will be held at the 2020 annual meeting of stockholders. However, as noted in Proposal No. 3 below, the Company is asking stockholders to provide an advisory vote on the frequency of future say-on-pay votes.
The Board of Directors recommends a vote “FOR” Proposal 2.

HTA’s Compensation Practices
As described more fully in the “Compensation Discussion and Analysis” below, our executive compensation program is designed to be competitive with industry practice to attract leading management talent and is guided by the principle that the compensation of the Company’s executive officers should encourage creation of stockholder value and achievement of strategic corporate objectives. In furtherance of this principle, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:
Aligned with Performance

•	The majority of the Company’s NEOs compensation is at-risk and tied to performance.

•
The incentive compensation plans are tied to pre-established, objective metrics that are aligned with a blend of metrics that target shareholder returns, improved value of the Company’s portfolio and financial flexibility.

•	The incentive compensation plan includes both short-term (one-year) and long-term (three-year) metrics.

•	The majority of compensation is paid out in restricted stock which vests over future periods.
Competitive with Peers

•
The Compensation Committee reviews peer compensation plans and amounts and believes the Company’s compensation for its NEOs is consistent with the median with peer companies on a total and on an individual basis reflective of experience and performance.

•	The Compensation Committee uses independent outside compensation consultants. In 2016, the Compensation Committee utilized Willis Towers Watson to evaluate the Company’s 2016 compensation program.
Responsive to Shareholders

•
The Compensation Committee annually reviews the pre-established company and individual performance metrics. In 2015, the Compensation Committee elected to remove the gross acquisitions metrics as it was not deemed a significant component in the measurement of the NEOs overall compensation.

•
The Compensation Committee periodically reviews executive employment agreements to assess if they are consistent with the compensation provided by the peer companies to their executives and expectations of our stockholders. In 2016, the Compensation Committee and Mr. Peters agreed to remove a “walkaway” provision from Mr. Peters’ then applicable employment agreement which would have allowed Mr. Peters to terminate his employment with the Company for any reason in connection with a change in control of the Company and receive severance pursuant to his employment agreement executed in July 2016.

Utilizes Compensation Best Practices
The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:

What We Do
DO appoint a Compensation Committee comprised solely of independent directors
DO conduct annual compensation risk assessments
DO use an independent compensation consultant
DO align annual bonus and performance by linking 60% of our CEO’s short-term incentive plan (50% for other NEOs) to the achievement of a balanced mix of quantitative, at-risk performance tied to Company strategic objectives

DO align long-term equity incentive and performance by linking 50% of our NEOs long-term incentive plan compensation to the achievement of quantitative, at-risk performance tied to future Company returns

DO cap payouts and vesting levels for NEO awards
DO review compensation policies and practices as part of overall review of material risks or exposures associated with internal and external risks
DO provide standardized severance and change-in-control benefits for NEOs
DO maintain stringent stock ownership guidelines (6x base salary for the CEO and 4x base salary for all other NEOs

What We Do NOT Do
NO material perquisites
NO guaranteed cash incentives, equity compensation or salary increases from existing NEOs
NO “single-trigger” change in control cash payments or acceleration of equity awards
NO change-in-control tax gross ups for any NEO
NO pledging of any of our securities by directors, officers or employees
NO repricing or buyouts of underwater stock options
NO equity plan evergreen provisions
NO hedging or derivative transactions involving our securities by directors, officers or employees

2016 Compensation Components
Effective July 8, 2016, we entered into new employment agreements with each of our NEOs. We believe it was appropriate to enter into these agreements with our NEOs to promote the stability of our management team. The agreements were based on market competitive research compiled by our consultant and based on the respective executive’s market value, their relative experience, their contributions to the Company’s performance over time, and their importance to the Company’s performance on a go-forward basis. The components of the executive’s compensation are as follows:

Component	Component Description	% of CEO Total Target Compensation
Annual Base Salary	The annual base salary provides the fixed portion of total compensation of our NEOs and is intended to attract and retain talented individuals and to reward core competence of each executive in their respective roles relative to skill, experience and contributions to us.	17%

Annual Bonus	The annual bonus is intended to reward achievement of performance objectives and is tied to our annual business plan and objectives. The annual bonus is determined by the Compensation Committee and includes both predetermined Company Performance Metrics (60% of the bonus for Mr. Peters and 50% of the bonus for the other NEOs) and Individual Performance Targets (40% of the bonus for Mr. Peters and 50% of the bonus for the other NEOs).	33%

Long-Term Equity Incentives	The long-term equity incentives are intended to provide additional incentives to achieve performance goals, to help create long-term value for the Company’s stockholders, and to attract and retain key executives. The long-term equity incentives awards for each year are based 50% on the Company’s achievement of pre-established corporate metrics and 50% on the Compensation Committee’s assessment of the NEO’s individual performance. Incentives are paid to the executives in the form of restricted stock which vest over future periods.	50%

One-Time Awards
The Compensation Committee may award executives with (i) one-time equity awards tied to the execution of new employment agreements or for actual performance and (ii) from time to time in the form of cash awards. Since the Company’s listing on the NYSE in 2012, the Compensation Committee has approved one-time awards totaling $5.3 million for our NEOs, which amounts to less than 10% of total compensation paid to all of our NEOs since our listing in 2012.
		None Targeted

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2016 with respect to our NEOs, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2016 by the following NEOs:

Name	Title(s)
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer
Mark D. Engstrom (1)	Executive Vice President - Acquisitions
Amanda L. Houghton	Executive Vice President - Asset Management

(1) Mr. Engstrom resigned from his position with the Company effective April 23, 2017.
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our NEOs and all other employees. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:

•	attract, retain and motivate talented executives;

•
link compensation realized with the achievement of pre-established short and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;

•	align management and stockholder interests by encouraging long-term value creation; and

•	maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.
Compensation Policies and 2016 Highlights
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:
Aligned with Performance

•
The majority of our executives’ compensation is at-risk. For fiscal year 2016, approximately 86% of Mr. Peters’ total direct compensation was performance-based, and approximately 64% to 79% of the three other NEOs’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” for 2016 means the aggregate amount of the executive’s base salary prior to the new 2016 employment agreements, annual bonus earned for 2016, and the grant date fair value long-term equity incentive awards earned based on performance for 2016, but issued in early 2017.

The following charts illustrate each executive’s base salary, long-term equity incentive compensation, cash incentive compensation and percentage of total direct compensation that is performance-based for the year ended December 31, 2016.

•
Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.

•
Our executives’ bonuses under our annual incentive program reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, expressed as percentages of base salary and corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Bonus awards to our executives depend on actual achievement relative to the pre-established corporate objectives and our Compensation Committee’s subjective assessment of each executive’s individual performance as described below under “Elements of our 2016 Compensation Program.”

•
Our executives also participate in our long-term equity incentive program which rewards executives with restricted common stock based on performance during the fiscal year. Under the 2016 program, the Compensation Committee approved Threshold, Target and High award opportunities, with the value of the shares awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives during 2016 and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. This value was then converted into restricted shares issued in January 2017 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.

Competitive with Peers

•
Our Compensation Committee is comprised solely of independent directors. Our Compensation Committee engages independent compensation consultants, as further described below, to advise on matters related to our executive compensation program.

•
Mr. Peters’ employment agreement was amended during 2016 to remove a “walkaway” provision that would have allowed him to terminate his employment for any reason in connection with a change in control of the Company and receive the severance benefits provided in his employment agreement. Under his new employment agreement (and the new employment agreements we entered into with each of our other NEOs), severance benefits are provided only if the executive’s employment is terminated by us without cause or by the executive for good reason.

Responsive to Shareholders

•	In 2016, our CEO agreed with the Company to remove from his employment agreement the “single trigger” provision in the event of a change in control.

•	In 2015, the Company removed the acquisitions target as a performance metric based on investor feedback.

Reflects Compensation Best Practices

•	Our Compensation Committee is comprised of entirely independent directors.

•
The Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on us or our stockholders.

•	Our Amended and Restated 2006 Incentive Plan expressly prohibits pledging awards granted to our executives under the plan.

•
Our Compensation Committee has established stock ownership guidelines for our executives. Under these guidelines, our Chief Executive Officer and other NEOs should own a minimum of six and four times the applicable executive’s base salary, respectively, of fully vested shares of our common stock. Each of our NEOs meet this guideline except Mr. Milligan. Based on our stock ownership guidelines for our executives each executive has a four-year period to achieve these requirements. Mr. Milligan became a NEO in 2014, as such, we would expect this requirement guideline to be met by 2018.

•	We do not provide any tax gross-up payments or material perquisites to our NEOs.
Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2016, our Compensation Committee engaged Willis Towers Watson to assist in its review of Mr. Peters’ compensation including base salary, annual bonus and long-term equity incentive awards, as well as the compensation of our other NEOs and our non-employee directors. Other than their engagement by the Compensation Committee, Willis Towers Watson provide no services to us or any of our subsidiaries. The Compensation Committee has assessed the independence of Willis Towers Watson and concluded that its engagement of these compensation consultants does not raise any conflict of interest with us or any of our directors or executive officers.
When selecting the comparable peers, our Compensation Committee considered input from Willis Towers Watson and selected a combination of (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total capitalization relative to our total capitalization (“Size-Based Peers”).
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we compete with on a day-to-day basis for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs. Although the market capitalization and total capitalization of the Healthcare REIT Peers was in some cases substantially larger than ours, our Compensation Committee concluded that their MOB portfolios approximate ours based on size and breadth of their MOB portfolios make them relative from a comparative performance perspective. From a relative size perspective, our Healthcare REIT Peers had MOB portfolio asset values that ranged from $3.2 billion to $5.7 billion, with a median of $4.4 billion. Our primarily MOB portfolio asset value of $4.2 billion was consistent with the median MOB portfolio asset value of our Healthcare REIT Peers as of December 31, 2016. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs, such as we must do for the type of portfolio we own. For these reasons, our Compensation Committee believes it is appropriate to include the Healthcare REIT Peers among the comparable peers in assessing market compensation levels and strategies.
For the Size-Based Peers, our Compensation Committee considered: (i) the size and geographic reach of the each company’s portfolios; (ii) whether or not the Size-Based Peers actively managed their portfolios; (iii) the magnitude of growth through acquisitions; (iv) the amount of leverage; and (v) the total stockholder returns. Our Size-Based Peers had market capitalizations that ranged from $2.6 billion to $5.9 billion, with an average of $4.1 billion. Our market capitalization of $4.3 billion at December 31, 2016 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing market compensation levels.

The Healthcare REIT Peers and the Size-Based Peers for 2016 are identified below.

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	Brandywine Realty Trust (NYSE: BDN)
Welltower Inc. (NYSE: HCN)	CubeSmart (NYSE: CUBE)
HCP, Inc. (NYSE: HCP)	Healthcare Realty Trust, Inc. (NYSE: HR)
Ventas, Inc. (NYSE: VTR)	Highwoods Properties, Inc. (NYSE: HIW)
Lexington Realty Trust (NYSE: LXP)
Liberty Property Trust (NYSE: LPT)
Medical Properties Trust Inc. (NYSE: MPW)
The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our NEOs. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultants.
The Role of Stockholder Say-on-Pay Votes
We provide our stockholders with the opportunity to cast an advisory vote every three years to approve our executive compensation program (referred to as a “say-on-pay proposal”). At our 2014 Annual Meeting of Stockholders approximately 86% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. Our Compensation Committee believes this result affirms our stockholders’ support of our approach to executive compensation and, thus, our Compensation Committee has generally not changed its approach in making its executive compensation decisions since the 2014 Annual Meeting of Stockholders. Our Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for our NEOs and from time to time certain members of our Compensation Committee will discuss our executive compensation program with our stockholders.
Employment Agreements
We have entered into employment agreements with each of our NEOs, which we believe help promote continuity of the management team. In July 2016, our Compensation Committee approved amended and restated employment agreements for each of our NEOs, effective July 8, 2016. In considering the new employment agreements, our Compensation Committee focused on internal factors such as the achievements of the Company and responsibilities and performance of each of our NEOs. The Compensation Committee also focused on external factors when considering the new employment agreements, including the compensation provided to each of our NEOs relative to their respective peers in the peer group.
Mr. Peters’ new employment agreement has a four-year term and provides for Mr. Peters to receive an initial base salary of $900,000, which may subsequently be increased by the Compensation Committee but not reduced, and an annual incentive bonus based on the Company’s and Mr. Peters’ performance as determined by the Compensation Committee, with the target annual bonus being 200% of Mr. Peters’ base salary. In connection with his new employment agreement, Mr. Peters was granted an award of 150,000 restricted shares of the Company’s common stock that is scheduled to vest in four annual installments, with the first installment vesting on January 1, 2017. This employment agreement also provides that Mr. Peters’ annual equity award opportunities each year will have a target value of 300% of his base salary. Mr. Peters is also entitled to participate in the benefit plans made available generally to the Company’s other senior executives.
In considering the new employment agreement for Mr. Peters, the Compensation Committee focused on (i) his proven track record of performance for stockholders since he founded the Company and since the Company was listed on the NYSE in 2012; (ii) the competitive opportunities for an executive with such a proven track record; (iii) retention of a key executive; and (iv) his willingness to remove certain change in control provisions from the employment agreement for the benefit of the Company.
Mr. Milligan’s new employment agreement has a four-year term and provides for Mr. Milligan to receive an initial base salary of $400,000, which may subsequently be increased by the Compensation Committee, but not reduced, and an annual incentive bonus based on the Company’s and Mr. Milligan’s performance as determined by the Compensation Committee, with the target annual bonus being 100% of Mr. Milligan’s base salary. Under his new agreement, Mr. Milligan also received a grant of restricted shares of the Company’s common stock with a value of $400,000 that vests in one installment on the fourth anniversary of the employment agreement execution date, and a performance bonus of $100,000.

In considering the new employment agreement for Mr. Milligan, the Compensation Committee focused on (i) his track record and performance since taking over the Chief Financial Officer’s role in 2014; (ii) compensation for similar roles and responsibilities at peer companies; and (iii) retention of a key executive.
Mr. Engstrom’s new employment agreement has a three-year term and provides for Mr. Engstrom to receive an initial base salary of $375,000, which may subsequently be increased by the Compensation Committee, but not reduced, and an annual incentive bonus based on the Company’s and Mr. Engstrom’s performance as determined by the Compensation Committee, with the target annual bonus being 100% of Mr. Engstrom’s base salary.
In considering the new employment agreement for Mr. Engstrom, the Compensation Committee focused on (i) his track record and performance since joining the Company in 2009; (ii) compensation for similar roles and responsibilities at peer companies; and (iii) retention of a key executive.
Ms. Houghton’s new employment agreement has a two-year term and provides for Ms. Houghton to receive an initial base salary of $300,000, which may subsequently be increased by the Compensation Committee, but not reduced, and an annual incentive bonus based on the Company’s and Ms. Houghton’s performance as determined by the Compensation Committee, with the target annual bonus being 100% of Ms. Houghton’s base salary. The employment agreement also provides that Ms. Houghton is entitled to participate in the benefit plans made available generally to the Company’s other NEOs.
In considering the new employment agreement for Ms. Houghton, the Compensation Committee focused on (i) her track record and performance since joining the Company in 2009; (ii) compensation for similar roles and responsibilities at peer companies; and (iii) retention of a key executive.
The material terms of these employment agreements are described below in the applicable sections of this CD&A and in the compensation tables and narratives that follow the CD&A under “Employment Agreements” and under “Potential Payments upon Termination or Change in Control.”
Elements of our 2016 Compensation Program
In 2016, the key elements of compensation for our NEOs were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our NEOs provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our NEOs and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. The Compensation Committee reviews base salaries on an annual basis in relation to our peers and the roles and responsibilities within the Company. Base salaries for the NEOs were as follows:

Executive	2015	2016 (1)	% Increase	2017	% Increase
Scott D. Peters	$800,000	$900,000	13%	$900,000	0%
Robert A. Milligan	300,000	400,000	33	400,000	0
Mark D. Engstrom	325,000	375,000	15	375,000	0
Amanda L. Houghton	300,000	300,000	0	300,000	0

(1) This column reflects the base salaries for each of our NEOs established in their new employment agreements that were entered into on July, 8, 2016.
The base salary levels for each NEO were established in the new employment agreements entered into in July 2016. These salary levels were negotiated with each executive and set at levels the Compensation Committee believed to be competitive at that time in relation to our established peers and the performance levels of each of our named executives.

As noted above under “Compensation Consultant and Peer Groups”, with the assistance of Willis Towers Watson, the Compensation Committee conducted a review in 2016 of our executive compensation program for each of our NEOs, compared to the similarly situated executives with the peer companies identified above. This review concluded that the compensation of each of our NEOs (other than our Chairman, Chief Executive Office and President, who is also our founder), was below the median compensation for similar positions with the peer companies. The Compensation Committee determined that salary levels would be increased in 2016 as indicated in the chart above to align more closely with the levels provided for comparable positions and responsibilities by our peers and based upon the input of Willis Towers Watson for Messrs. Peters, Milligan, and Engstrom. In addition, the Compensation Committee determined to further increase Mr. Milligan’s salary to reward core competence in his role, his skills and contributions to the Company, and his assumption of increased responsibilities. Ms. Houghton’s compensation remained unchanged compared to our other NEOs since her compensation was recently increased in 2015 to more closely align with the salary levels provided for comparable positions and responsibilities by our peers.
Mr. Peters’ compensation was increased due to his individual performance of successfully leading the Company for four consecutive years with strong financial results and delivering solid returns to stockholders since the Company’s listing on the NYSE in 2012. In addition, Mr. Peters’ increase in compensation was a result of signing a four-year, commitment to the future growth and leadership of the Company and making Mr. Peters’ compensation competitive within the range of the market median of our peers. The increase in Mr. Milligan’s compensation compared to Mr. Engstrom and Ms. Houghton was largely due to making his compensation competitive with our peers and his strong overall individual performance. The Compensation Committee’s decision in Mr. Milligan’s compensation increase was intended to reward core competence in his role, his skill, experience and contributions to the Company, and his continued demonstrated performance and added scope of work. Ms. Houghton’s compensation remained unchanged compared to the other NEOs since her compensation was recently increased in 2015 to more closely align with the salary levels provided for comparable positions by our peers.
Annual Bonus
Annual cash bonuses for our NEOs are intended to reward and recognize contributions by our executives to our financial performance generally and the executive’s individual contributions. A portion of each executive’s annual cash incentive is determined based on the Company’s performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals for the Company and an award opportunity range (expressed as multiples of base salary and corresponding to Threshold, Target and High levels of performance) for each of our NEOs. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of the Company and the executive in order to achieve a payout above a Target level. For Mr. Peters, 60% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 40% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance. For the other three other NEOs, 50% of the bonus is determined by our Compensation Committee based upon the Company’s performance against the pre-established goals, and 50% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.

Company Performance Metrics.    Set forth below is a summary of the performance metrics for our 2016 bonus program and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Same-Property Cash NOI Growth
We believe Same-Property Cash NOI is an important and widely-recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of TSR. For further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

Normalized FFO Per Share Growth
Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, acquisition related expenses and the effect of gains and losses from partnership units included in diluted shares and extinguishment of debt in order to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR. For 2016, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Total Return Index as of the last trading day of the year.

Debt to market capitalization
Debt to market capitalization reflects the strength of our balance sheet, which is fundamental to preserving stockholder value. We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2016 to measure 2016 corporate performance, the relative weighting for each performance metric and the actual performance level achieved. Performance at the Threshold, Target and High levels for a particular performance metric equates to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels but are subject to rounding.

Metric	Weighting	Threshold (50%)	Target (100%)	High (150%)	Actual Performance	% Awarded (1)
Same-Property Cash NOI growth	30%	2.0%	2.5%	3.0%	2.9%	45%
Normalized FFO per share growth	20%	4.0%	5.0%	6.0%	5.2%	20%
Relative TSR	30%	25%	50%	75%	40%	25%
Debt to market capitalization	20%	40%	35%	30%	29%	30%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric.
Based on these performance results, our Compensation Committee determined that each of our NEOs would be awarded 120% of their bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors generally considered by the Compensation Committee in the assessment of individual performance for each executive include: (i) implementation of targeted acquisition strategies; (ii) effective capital raising, promotion of the Company in the capital markets, and communication with investors; (iii) effectively managing and leasing our portfolio; and (iv) managing a strong balance sheet. In each case, the Compensation Committee may take into account such other factors as it considers relevant in assessing the executive’s performance. No individual goals were set in advance by the Compensation Committee, and no weighting or special emphasis was assigned to any particular performance achievement.

Mr. Peters provides our Compensation Committee with recommendations for individual performance for each NEO (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements to determine his individual performance score. Below are the principal factors considered by the Compensation Committee in assessing each NEO’s individual performance during 2016.

Name	2016 Accomplishments
Scott D. Peters Achievement - High
1) successfully led the Company’s strategy, drove financial results and delivered solid returns to stockholders through internal growth and acquisitions while maintaining a strong balance sheet and improving our cost of capital.
2) enhanced our franchise value through the communication to our tenants, the investor community and the media of our strengths and competitive advantages.
3) facilitated the achievement of the personal goals of all of our executive officers and drove excellence as a key component of our culture and organization.

Robert A. Milligan Achievement - Target/High
1) managed our liquidity and investment grade balance sheet, maintaining strong BBB/Baa3 ratings while keeping leverage low and balance sheet high.
2) enhanced our franchise value through the communications with investors.
3) provided leadership in managing improvements in our accounting and finance departments that increased efficiency and helped position us for future growth.
4) raised over $1.0 billion in total capital comprised of $492.5 million of equity at an average price of $29.33 and $550.0 million in unsecured debt.
5) assisted in driving the closing of key investments and initiated our asset recycling program.

Mark D. Engstrom Achievement - Threshold/Target
1) achieved the closing of approximately $700.8 million of acquisitions of high quality medical office buildings.
2) completed dispositions for an aggregate gross sales price of $39.5 million through our asset recycling program.
3) established multiple new health system and new developer relationships, as well as expanded our existing relationships with our health systems and developers.

Amanda L. Houghton Achievement - Threshold/Target
1) drove Same-Property Cash NOI for the portfolio that averaged 2.9% for the year.
2) advanced our in-housing initiatives by bringing an additional 1.5 million square feet of GLA of our properties onto our in-house asset management platform.
3) supervised marketing and leasing of our nationwide portfolio, including bringing four new markets onto our in-house leasing platform, which resulted in a leased percentage of 91.9% at year-end.

For the fiscal year 2016, Mr. Peters’ High and Mr. Milligan’s Target/High performance rating of 130% and 123%, respectively, reflects the high performance of the Company and their outstanding individual achievements including driving solid financial results consecutively year over year, continually enhancing the Company’s franchise value and strong market capitalization and total returns that are consistently in-line or exceeds the average of our Healthcare REIT and Sized-Based peers. Mr. Engstrom’s and Ms. Houghton’s Threshold/Target performance rating of 91% and 83%, respectively, reflects their individual performance in leading the acquisition department to $700.8 million of investments during 2016 and a strong asset management performance during 2016 which lead to an additional 1.5 million square feet of GLA bringing the Company’s in-house property management and leasing platform to operating 91% of the Company’s total portfolio. In addition, a portion of Ms. Houghton’s individual performance rating was reduced to reflect that she had some temporary limitations on her ability to travel for a portion of 2016.
These assessments were not based on specifically proscribed criteria established at the beginning of 2016 but, rather, were based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and individual performance that were important to helping the Company achieve its short-term and long-term corporate objectives.

The following table sets forth the range of the 2016 bonus opportunity for each of our NEOs and the actual bonus amounts awarded to each executive for their respective 2016 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is established in each NEO’s employment agreement. The Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each NEO’s Target percentage.

	Range of 2016 Bonus Opportunities (as a % of Base Salary)			2016 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount (2)
Scott D. Peters	100%	200%	300%	130%	$2,346,000
Robert A. Milligan	50	100	150	123	490,000
Mark D. Engstrom	50	100	150	91	340,625
Amanda L. Houghton	50	100	150	83	250,000

(1) Represents the sum of (i) the Company performance factor (which was 120% based on 2016 performance as described above) multiplied by the weighting of this component for each executive (60% for Mr. Peters and 50% for all other NEOs) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (40% for Mr. Peters and 50% for all other NEOs).

(2) Represents the “Actual % of Target” awarded, multiplied by the executive’s “Target” bonus percentage, multiplied by the executive’s base salary as shown in the “2016 Summary of Compensation Table” below.

Discretionary Bonus
In connection with his new employment agreement in July 2016, Mr. Milligan was awarded a performance bonus of $100,000 during the third quarter of 2016. The Compensation Committee approved this award in connection with the execution of his new employment agreement, and his strong level of individual performance.
Long-Term Equity Incentives
Our NEOs participate each year in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Long-term incentive awards for the applicable year are based 50% on our achievement of pre-established corporate goals and 50% on the Compensation Committee’s assessment of our executives’ individual performance during the year. For each NEO a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 150% of the long-term incentive opportunity allocated to that metric, respectively.
The amounts awarded under the long-term incentive program are determined by the Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares awarded is determined by converting the dollar value of the award into shares using the closing price of our stock on the day prior to our grant date. The shares awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. The Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through their ownership of the Company’s common stock.

Company Performance Metrics. At the beginning of 2016, our Compensation Committee approved the Company performance metrics for 2016 to be used in determining the levels of the 2017 long-term equity incentive awards to be granted to our executives in early 2017. Set forth below is a summary of the performance metrics and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR. For 2016, we measured our TSR as compared to the TSR for the SNL US REIT Healthcare Total Return Index for the three-year period comprised of 2014, 2015 and 2016.

Proactive Asset Management
Proactive asset management is an important tool to drive internal growth, mitigate risk and preserve long-term stockholder value. We measure internal growth by evaluating Same-Property Cash NOI. Our expertise in working with tenants to improve the performance or our assets enhances the value of our assets and mitigates the risk of loss and asset impairment. We also create and preserve stockholder value by proactively leasing our vacant space, managing lease expirations and renewals, monitoring tenant compliance and performance, allocating capital and engaging in redevelopment opportunities.

Financial Flexibility
The strength of our balance sheet and our available liquidity demonstrate our ability to generate sufficient earnings to meet our debt obligations and compete successfully for new acquisitions. A strong balance sheet is fundamental to preserving our stockholder value. In addition, we believe a strong balance sheet enables us to successfully execute our acquisition strategy, which is an important component of long-term value creation for our stockholders. Positive ratings movement is an external indicator of the strength of our balance sheet and has a direct impact on our cost of capital through a reduction in interest expense. Our ability to access the various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

Franchise Value
We believe the talent of our personnel, processes and systems, and our risk management program both help protect our stockholder value over the long-term and mitigate risk in the Company. Our reputation and the values we consistently demonstrate can enhance our ability to be the landlord of choice for our tenants, compete for new acquisitions, reduce our cost of capital and improve the implied valuation of our equity, each of which has a positive impact on long-term stockholder value. Ensuring that we have the appropriate infrastructure to manage our growth and position ourselves for future opportunities to grow, while preserving our reputation for reliability, is an important component of our long-term stockholder value.

For all NEOs, 50% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance, and 50% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The performance metrics for 2016, as well as the achievement level for each metric, were as follows:

Company performance	Weighting	Threshold	Target	High	Actual
3-year TSR v. peers (expressed in percentile)	50%	25%	50%	75%	75%
Improve value of portfolio-proactive asset management	30%	Subjective - At Compensation Committee’s Discretion			See below
Financial flexibility (leverage, access to capital, ratings)	10%				See below
Franchise value	10%				See below

Component	2016 Achievement
Three-year TSR vs Peers Achievement - High
Over the last three years, HTA has generated total stockholder returns of approximately 69%, significantly above the approximately 33% generated by the SNL U.S. Healthcare REIT Total Return Index. This placed HTA in the top quartile performance relative to our peers.

Improve value of portfolio - proactive asset management Achievement - High
1) We increased our Same-Property Cash NOI by 2.9% for the year. This achievement marks the fourth year of consistent quarterly growth of approximately 2.9% or more.
2) Our leased rate (includes leases which have been executed, but which have not yet commenced) was 91.9% by GLA as of December 31, 2016. The occupancy rate was 91.2% by GLA as of December 31, 2016.
3) We entered into new and renewal leases on approximately 1.6 million square feet of GLA during the year ended December 31, 2016.
4) Our tenant retention for the Same-Property portfolio was 80%, which we believe is indicative of our commitment to maintain high quality MOBs in desirable locations and fostering strong tenant relationships.
5) We recycled portfolio assets at opportune times, completing $39.5 million of dispositions, generating net gains of $9.0 million.

Financial flexibility (leverage, access to capital and ratings) Achievement - High
1) As of December 31, 2016, we had total liquidity of $767.7 million, including cash and cash equivalents of $11.2 million and $756.5 million available on our unsecured credit agreement. Our leverage ratio of debt to capitalization was 29.4%.
2) During 2016, we raised $492.5 million from the sale of shares of our common stock at an average price of $29.33 per share.

Franchise value Achievement - Target
1) We acquired $700.8 million of MOBs in 2016, an increase in our portfolio size by approximately 18.9% based on purchase price.
2) Based on GLA, a vast majority of our 2016 acquisitions were located on the campuses of, or aligned with, nationally and regionally recognized healthcare systems. The leased rate at closing of these acquired properties was 93%.
3) We will continue our emphasis on long-term relationship building as we believe these relationships will result in additional opportunities that will increase the growth and attractiveness of our portfolio over time.

Based on these performance results, our Compensation Committee determined that all NEOs would be awarded 120% of their long-term incentive related to Company performance.
Individual Performance
For the Compensation Committee’s assessment of each executive’s individual performance during 2016, please see the discussion under “Annual Bonus - Individual Performance” above in this CD&A.
Committee Adjustments
After making its assessment of the performance of the Company and the individual executives for 2016, the Compensation Committee determined to reduce the value of the equity awards granted to each of the NEOs (other than Mr. Milligan) by approximately 20%, taking into account the executives’ prior equity awards and total compensation relative to its peers. The Compensation Committee also decided not to reduce Ms. Houghton’s award as a result of her short-term travel limitations during 2016 in order to enhance the retention value of the award for this executive over the three-year vesting period. In Mr. Milligan’s case, the Compensation Committee determined to increase the value of his award in order to better achieve competitive positioning with the industry and peers.

The following table sets forth the range of the 2016 long-term incentive opportunity for each of our NEOs and the actual equity grant levels awarded for each executive for their respective 2016 performance. The Threshold, Target and High amounts for each of our NEOs were determined at the discretion of our Compensation Committee and set at the same levels for each executive as used for the 2014 and 2015 long-term incentive opportunity.

Executive	Threshold (50%)	Target (100%)	High (150%)	Actual % of Target (1)	Amount
Scott D. Peters	$1,350,000	$2,700,000	$4,050,000	111%	$2,999,960
Robert A. Milligan	300,000	400,000	500,000	175	699,979
Mark D. Engstrom	300,000	400,000	500,000	75	300,008
Amanda L. Houghton	300,000	400,000	500,000	75	300,008

(1) Represents the sum of (i) the Company performance factor (which was 120% based on 2016 performance as described above) multiplied by the weighting of this component for each executive (50%) and (ii) the individual performance factor for each executive multiplied by the weighting of this component for each executive (50%). The Compensation Committee then adjusted the resulting payout percentage for each NEO as described above and determined the final sward percentages reflected in this column.

Accordingly, each NEO received an award of restricted common stock on January 3, 2017, with the number of shares subject to each award being the amount awarded based on 2016 performance set forth in the table above, divided by $29.11, which was the closing price of our stock on the last trading day prior to the grant date. The grant to Mr. Peters vested one-third on the grant date, and the remainder of the grant vests in two annual installments. The grant to Mr. Milligan vested 3,435 shares on the grant date, and the remainder of the grant vests on the third anniversary of the grant date. The grant to each of our other NEOs vests 100% on the third anniversary of the grant date.
Under applicable accounting rules, the NEOs’ awards under our 2016 equity program were not considered “granted” until January 2017 when the Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. Accordingly, in accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2017. The compensation tables below in this proxy statement reflect the grants of restricted stock made to our NEOs early in 2016 pursuant to our 2015 equity incentive program. For a description of the Compensation Committee’s process for determining these awards, please see the proxy statement filed for our 2016 Annual Meeting.
One-Time Awards
In connection with the new employment agreements entered into with Mr. Peters and Mr. Milligan in July 2016, the Compensation Committee approved a grant of 150,000 restricted shares to Mr. Peters and a grant of 15,072 restricted shares to Mr. Milligan. The grant to Mr. Peters vests over annually in arrears on a prorata basis over a four-year period, and the grant to Mr. Milligan vests in arrears on the fourth anniversary of the grant date. These grants were intended to provide an additional retention incentive for each executive in the view of peer benchmarking, competitive opportunities, and to further align the executive’s interests with those of our stockholders. In addition, with respect to Mr. Peters’ grant, the Compensation Committee took into account his agreement to eliminate a “walkaway” provision in his prior employment agreement that would have allowed him to terminate his employment for any reason in connection with a change in control of the Company and receive the severance benefits provided in his employment agreement.
Severance Benefits
Our Compensation Committee believes that the severance protections included in our NEOs’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Our Compensation Committee determines the level of severance benefits to provide to each NEO on a case-by-case basis and, in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive market practices. As described in more detail under “Potential Payments upon Termination or Change in Control” below, our NEOs would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason,” as defined in the applicable employment agreement.

COMPENSATION COMMITTEE REPORT
The Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2017 Annual Meeting.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute our Compensation Committee:
Gary T. Wescombe, Chairman
W. Bradley Blair, II
Maurice J. DeWald
Warren D. Fix
Peter N. Foss
Larry L. Mathis

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2016, 2015 and 2014
The summary compensation table below reflects the total compensation earned by our NEOs for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Scott D. Peters	2016	850,000	—	7,113,008	2,346,000	19,572	10,328,580
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2015	800,000	—	2,400,004	1,600,000	19,361	4,819,365
	2014	800,000	—	2,359,200	2,352,000	16,514	5,527,714
Robert A. Milligan (3)	2016	350,000	100,000	800,025	490,000	17,672	1,757,697
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2015	300,000	—	300,004	300,000	17,461	917,465
	2014	237,083	—	246,000	312,000	12,647	807,730
Mark D. Engstrom (4)	2016	350,000	—	399,993	340,625	17,672	1,108,290
Executive Vice President - Acquisitions	2015	325,000	—	300,004	200,000	17,461	842,465
	2014	325,000	—	393,200	349,375	26,914	1,094,489
Amanda L. Houghton (5)	2016	274,038	—	400,011	250,000	17,672	941,721
Executive Vice President - Asset Management	2015	297,917	—	400,005	300,000	17,461	1,015,383
	2014	275,000	—	319,475	385,000	26,914	1,006,389

(1) Reflects the aggregate grant date fair value of awards granted to the NEOs in the reported year. For more information regarding the grant date fair value of awards of restricted common stock, see Note 10, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2016 Annual Report.

       As described in the CD&A, we generally grant annual equity awards to our executives early in the fiscal year at levels determined based on Company and individual performance during the prior year. Under SEC rules, equity awards are reported in the Summary Compensation Table (and the Grants of Plan-Based Awards Table below) as compensation for the year in which the award was granted (as opposed to the year in which it was earned). Accordingly, this table reports the equity awards granted to our executives in January 2016 (based on 2015 performance) as compensation for 2016, and the equity awards as described in the CD&A, which were based on 2016 performance and granted in January 2017, will be reported as 2017 compensation in the proxy statement for our 2018 Annual Meeting.

(2) Amounts in this column for 2016 include payments for 100% of the premiums for healthcare coverage under our group health plan in the amount of $19,572 for Mr. Peters and $7,072 for each of Mr. Milligan, Mr. Engstrom and Ms. Houghton and 401(k) match in the amount of $10,600 for each of Mr. Milligan, Mr. Engstrom and Ms. Houghton. Such amounts reflect the aggregate cost to us of providing the benefit.

(3) Mr. Milligan was awarded a $100,000 performance bonus, outside the annual bonus program, in connection with his new employment agreement in July 2016 as described in the CD&A above.
(4) Mr. Engstrom resigned from the Company effective April 23, 2017.
(5) Ms. Houghton’s salary was prorated due to a leave of absence during 2016.
Employment Agreements
Our Compensation Committee approved amended and restated employment agreements in 2016 for each of our NEOs that were effective July 8, 2016. Mr. Peters’ and Mr. Milligan’s employment agreements provide for an initial term of four years. Mr. Engstrom’s and Ms. Houghton’s employment agreements provide for an initial term of three and two years, respectively.
The employment agreements for Mr. Peters, Mr. Milligan, Mr. Engstrom, and Ms. Houghton provide that the initial base salaries shall be $900,000, $400,000, $375,000, and $300,000 per annum, respectively. In conjunction with their employment agreements, Mr. Peters and Mr. Milligan were awarded restricted stock awards. A summary of the details of these restricted stock awards are described below under “Grants of Plan-Based Awards Table - Fiscal 2016.” Mr. Peters’ employment agreement also provides that his annual equity award opportunity each year commencing with 2017 will have a target value of 300% of his base salary. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee, with the target annual bonus for Mr. Peters being 200% of his base salary and the target annual bonus for our other NEOs being 100% of such executive’s base salary. Pursuant to his employment agreement, Mr. Milligan also received a performance bonus of $100,000 during the third quarter of 2016. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives, with the Company paying 100% of the premiums for health insurance coverage for the executive and his or her eligible dependents.

For information on the benefits provided to the NEOs in connection with a termination of employment or a change in control of the Company, as well as certain restrictive covenants provided in each executive’s employment agreement, please see “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2016
The following table presents information concerning plan-based awards granted to our NEOs during the year ended December 31, 2016. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see CD&A and the notes to the Summary Compensation Table above. For more information on the 2006 Incentive Plan, please see “Equity Compensation Plans” below.

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/1/2015	1/5/2016	—	—	—	84,778	2,250,008
	6/16/2016	7/8/2016	—	—	—	150,000	4,863,000
	N/A	N/A	900,000	1,800,000	2,700,000	—	—
Robert A. Milligan	12/1/2015	1/5/2016	—	—	—	15,072	400,011
	6/16/2016	7/8/2016	—	—	—	12,177	400,014
	N/A	N/A	200,000	400,000	600,000	—	—
Mark D. Engstrom	3/30/2016	3/31/2016	—	—	—	13,831	399,993
	N/A	N/A	187,500	375,000	562,500	—	—
Amanda L. Houghton	12/1/2015	1/5/2016	—	—	—	15,072	400,011
	N/A	N/A	150,000	300,000	450,000	—	—

(1) Each award represents a grant of restricted stock that generally vests based on the executive’s continued service with the Company through the applicable vesting date. Mr. Peters’ January 5, 2016 award vests in four equal installments on January 5, 2016, January 5, 2017, January 5, 2018 and January 5, 2019. Mr. Peters’ July 8, 2016 award vests in four equal installments on January 1, 2017, January 1, 2018, January 1, 2019 and January 1, 2020. Mr. Milligan’s awards granted as of January 5, 2016 and July 8, 2016 vest in one installment on January 5, 2019 and July 8, 2020, respectively. The awards granted to Mr. Engstrom and Ms. Houghton during 2016 vest in one installment on March 31, 2019 and January 5, 2019, respectively.

Outstanding Equity Awards Table at Fiscal 2016 Year-End
The following table presents information concerning outstanding equity awards held by our NEOs as of December 31, 2016. Our NEOs are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott D. Peters (2)	273,278	7,955,123
Robert A. Milligan (3)	50,885	1,481,262
Mark D. Engstrom (4)	44,967	1,308,989
Amanda L. Houghton (5)	46,170	1,344,009

(1) Based on the closing price of our common stock on the NYSE as of December 31, 2016 of $29.11.
(2) Reflects (i) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2017, (ii) 59,695 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017, (iii) 21,195 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2017, (iv) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2018, (v) 21,194 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2018, (vi) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2019, (vii) 21,194 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019 and (viii) 37,500 restricted shares of our common stock, which vest and become non-forfeitable on January 1, 2020.

(3) Reflects (i) 12,500 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017, (ii) 11,136 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018, (iii) 15,072 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019 and (iv) 12,177 restricted shares of our common stock, which vest and become non-forfeitable on July 8, 2020.

 (4) Reflects (i) 20,000 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017, (ii) 11,136 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018 and (iii) 13,831 restricted shares of our common stock, which vest and become non-forfeitable on March 31, 2019.

(5) Reflects (i) 16,250 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2017, (ii) 14,848 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2018 and (iii) 15,072 restricted shares of our common stock, which vest and become non-forfeitable on January 5, 2019.

Option Exercises and Stock Vested Table - Fiscal 2016
The following table shows the number of shares of common stock subject to stock awards that vested and the value realized upon vesting of such shares for each of the NEOs during 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters	112,140	3,104,387
Robert A. Milligan	42,500	1,204,425
Mark D. Engstrom	—	—
Amanda L. Houghton	—	—

(1) The value realized for restricted common stock awards is based on the closing price of our common stock on the applicable vesting date.
Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    As described above, we entered into new employment agreements with each of our NEOs in July 2016, which provide certain benefits to the executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2016.
Termination without Cause; Resignation for Good Reason.    If, during the term of the employment agreement, we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to the following benefits:

•	A prorated bonus for the year in which the termination occurs (based on the executive’s period of service during the year).

•	A lump sum cash severance payment equal to:

•	in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target annual bonus for the fiscal year in which the date of termination occurs; and

•	in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton, two times his or her then-current base salary.

•	Payment by the Company of premiums to continue healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton.

•	Immediate vesting of the executive’s then-outstanding and unvested equity awards.
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
As noted above, Mr. Engstrom resigned from his position with the Company effective April 23, 2017. Upon his resignation, the Company has the right to impose a one-year non-competition covenant pursuant to the Company’s employment agreement with this executive in consideration for a payment to the executive. The Company intends to exercise this right.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to payment by the Company of premiums to continue healthcare coverage under COBRA, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton. In addition, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Death.    In the event of a termination due to death, the executive’s then-outstanding and unvested equity awards will become immediately vested.

Non-Compete Agreement and Non-Solicitation Covenants.    Each NEO’s employment agreement includes non-competition and non-solicitation covenants in favor of the Company. If the Company elects upon the executive’s termination of employment to impose the non-competition covenant, the covenant would generally apply for one year following the executive’s termination of employment, and if the executive’s employment terminated for any reason other than by the Company for Cause or due to the executive’s death, the Company would be required to pay the executive an amount equal to 60% of the sum of the executive’s base salary rate in effect on the termination date and the executive’s annual bonus for the year preceding the year in which the termination date occurred (or, in Mr. Peters’ case, 75% of such sum). In addition, if the executive’s employment with us terminates upon or following the expiration of the term of his or her employment agreement, the executive’s equity-based awards will generally remain outstanding and eligible to vest for up to two years following the termination date, subject to the executive’s compliance with the non-competition covenant through the applicable vesting date. In each case, the executive would also be subject to a covenant not to solicit our customers, vendors, or employees for one year after the executive’s termination date. These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.
The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment on December 31, 2016 under the circumstances shown. No such termination payments or benefits would be payable to a NEO upon a termination by the Company for cause. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2016, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	8,100,000	—	—
Benefit Continuation (2)	—	27,956	—	27,956
Value of Unvested Equity Awards (3)	—	7,955,123	7,955,123	7,955,123
Non-Compete Payment (4)	1,875,000	1,875,000	—	1,875,000
Total	1,875,000	17,958,079	7,955,123	9,858,079
Robert A. Milligan
Cash Severance (5)	—	800,000	—	—
Benefit Continuation (2)	—	9,319	—	9,319
Value of Unvested Equity Awards (3)	—	1,481,262	1,481,262	1,481,262
Non-Compete Payment (4)	420,000	420,000	—	420,000
Total	420,000	2,710,581	1,481,262	1,910,581
Mark D. Engstrom
Cash Severance (5)	—	750,000	—	—
Benefit Continuation (2)	—	9,319	—	9,319
Value of Unvested Equity Awards (3)	—	1,308,989	1,308,989	1,308,989
Non-Compete Payment (4)	345,000	345,000	—	345,000
Total	345,000	2,413,308	1,308,989	1,663,308
Amanda L. Houghton
Cash Severance (5)	—	600,000	—	—
Benefit Continuation (2)	—	9,319	—	9,319
Value of Unvested Equity Awards (3)	—	1,344,009	1,344,009	1,344,009
Non-Compete Payment (4)	360,000	360,000	—	360,000
Total	360,000	2,313,328	1,344,009	1,713,328

(1) Represents a lump sum cash severance payment equal to three times the sum of (i) Mr. Peters’ then-current base salary and (ii) his then-current target bonus.
(2) Represents company-paid COBRA for medical, dental and vision coverage based on 2016 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan, Mr. Engstrom and Ms. Houghton.

(3) Represents the value of unvested equity awards that vest upon the designated event pursuant to the executive’s employment agreement as described above. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2016 of $29.11.

(4) As noted above, the Company may elect to have the executive be subject to a non-competition covenant for one year following the executive’s termination of employment, subject to the Company’s making a payment to the executive if the termination is for any reason other than by the Company for cause or due to the executive’s death. This amount represents 60% of the sum of the executive’s base salary rate in effect on December 31, 2016 and the executive’s annual bonus for 2015 (or, in Mr. Peters’ case, 75% of such sum).

(5) Represents a lump sum cash severance payment equal to two times the executive’s then-current base salary.
Summary of Potential Payments upon a Change in Control.    No NEO would be entitled to cash benefits or accelerated vesting of equity awards simply because a change in control of the Company occurs. Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our NEOs) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2016.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	7,955,123
Total	7,955,123
Robert A. Milligan
Value of Unvested Equity Awards (1)	1,481,262
Total	1,481,262
Mark D. Engstrom
Value of Unvested Equity Awards (1)	1,308,989
Total	1,308,989
Amanda L. Houghton
Value of Unvested Equity Awards (1)	1,344,009
Total	1,344,009

(1) Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2016 of $29.11.

EQUITY COMPENSATION PLANS
The following table gives information as of December 31, 2016 about the common stock that may be issued under the 2006 Incentive Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	140,840	—	—
Equity compensation plans not approved by security holders	1,019,000	—	1,923,310
Total	1,159,840	—	1,923,310

(1) The 2006 Incentive Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”

(2) Does not include 640,870 outstanding restricted shares granted under the 2006 Incentive Plan.
2006 Incentive Plan
We have adopted the 2006 Incentive Plan, which we use to attract and retain qualified independent directors, employees, officers and consultants providing services to us who are considered essential to our long-term success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. The 2006 Incentive Plan provides for granting awards in the following forms:

•	options to purchase shares of our common stock;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•	restricted common stock, which is subject to restrictions on transferability and other restrictions set by the committee;

•	restricted stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of our common stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of our common stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants and units of our operating partnership.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of our common stock on the date of the grant. Any shares issued under the incentive stock plan will be subject to the ownership limits contained in our charter.
Our Board of Directors or a committee of our independent directors administers the 2006 Incentive Plan, with sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the plan if the grant, vesting and/or exercise of the awards would jeopardize our qualification as a REIT under the Internal Revenue Code (the “Code”) or otherwise violate the ownership and transfer restrictions imposed under our charter.

The maximum number of shares of our common stock that may be issued upon the exercise or grant of an award under the 2006 Incentive Plan is 5,000,000. In the event of a nonreciprocal corporate transaction that causes the per share value of our common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the incentive stock plan will be adjusted proportionately. Except as described in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Incentive Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the 2006 Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. To the extent that an award is settled in cash or in a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will again be available for subsequent awards under the 2006 Incentive Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option granted under the 2006 Incentive Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. By way of example only, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the termination of a participant’s service due to death or disability (as defined in the plan):
•all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse; and
•the payout level under all of that participant’s outstanding performance-based awards will be determined and deemed to have been earned based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.
Unless otherwise provided in an award certificate or any special plan document governing an award, upon the occurrence of a change in control of the Company (as defined in the plan) in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Compensation Committee or our Board of Directors:
•all outstanding options and stock appreciation rights and other outstanding awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on outstanding awards will lapse as of the date of termination; and
•the payout level under outstanding performance-based awards will be determined and deemed to have been earned as of the effective date of the change in control based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the change in control.
In addition, with respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change in control, if within one year after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason (as such terms are defined in the plan), then:
•all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully vested and exercisable;
•all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination; and
•the payout level under all of that participant’s performance-based awards that were outstanding immediately prior to effective time of the change in control will be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and the awards will payout on a pro rata basis, based on the time within the performance period that has elapsed prior to the date of termination.

The 2006 Incentive Plan will automatically expire on the tenth anniversary of the date on which it is adopted, unless extended or earlier terminated by the Board of Directors. The Board of Directors may terminate the plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Board of Directors may amend the plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Board of Directors, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Board of Directors may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Under Section 162(m) of the Code, a public company generally may not deduct compensation in excess of $1 million paid to its Chief Executive Officer and certain other executive officers, although there is an exemption for “performance-based compensation” that meets certain requirements under Section 162(m). Awards granted under the plan currently would not satisfy these requirements. In order for awards granted under the plan to be exempt, the 2006 Incentive Plan must be amended to comply with the exemption conditions and be resubmitted for approval by our stockholders. As a qualifying REIT, the Company does not pay federal income tax; therefore, the unavailability of the Section 162(m) compensation deduction to these amounts did not result in any increase in the Company’s federal income tax obligations and, accordingly, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICERS COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also enables our stockholders to indicate, on an advisory, non-binding basis, how frequently we should seek an advisory vote on the compensation of our NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 2 contained in this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two, or three years.
Under SEC rules, we are required to hold a new advisory vote at least every six years on how frequently we will hold say-on-pay votes. In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a say-on-pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting. At our 2011 annual meeting, our stockholders voted to hold a say-on-pay vote every three years, and the Board of Directors determined that the say-on-pay vote would be held every three years.
After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.
The Company believes that advisory votes on executive compensation should be conducted every three years, consistent with our long-term approach to executive compensation. We believe the Company maintains a consistent compensation philosophy designed to align executives’ interests with those of its stockholders and that a triennial vote will provide our stockholders sufficient time to evaluate the effectiveness of our executive compensation program in relation to the Company’s long-term business results. A triennial vote will also give the Board of Directors sufficient time to engage with our stockholders to understand advisory vote results, respond to stockholders’ feedback about Company pay practices, and implement any necessary changes to our executive compensation program.
Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, every year, every two years, or every three years, or you may abstain from voting on this proposal.
The option of one year, two years or three years that receives a majority of all the votes cast at a meeting at which a quorum is present will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. This vote is advisory and not binding on the Company or our Board of Directors and the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote to approve NEO compensation as it deems appropriate.
The Board of Directors recommends a vote of “Three years” for Proposal 3.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2017. A representative of Deloitte is expected to be present at the 2017 Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2017 Annual Meeting in order to ascertain the view of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of Deloitte, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2016	2015
Audit fees (1)	$1,224,146	$1,134,497
Audit-related fees	—	—
Tax fees (2)	315,300	430,569
All other fees	—	—
Total	$1,539,446	$1,565,066

(1) Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2) Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chairman of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2016 and 2015 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. general accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2016 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees (PCAOB AS 16).
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 21, 2017.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute the Audit Committee:
Maurice J. DeWald, Chairman
W. Bradley Blair, II
Warren D. Fix
Peter N. Foss
Gary T. Wescombe

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 21, 2017 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2016 at www.htareit.com.
PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2018 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 16, 2018, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2018 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 17, 2017 and no later than 5:00 p.m., Mountain Time, on January 16, 2018. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 16, 2018, will be considered untimely and will be excluded from consideration at the meeting. In addition, our current bylaws include other requirements for the nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.
OTHER MATTERS
The only business to come before the 2017 Annual Meeting of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2017 Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss attributable to common stockholders/unitholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. We present this non-GAAP financial measure because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders/unitholders.
We also compute Normalized FFO, which excludes from FFO: (i) acquisition-related expenses; (ii) gain or loss on change in fair value of derivative financial instruments; (iii) gain or loss on extinguishment of debt; (iv) noncontrolling income or loss from partnership units included in diluted shares (only applicable to HTA); and (v) other normalizing items, which include items that are unusual and infrequent in nature. We present this non-GAAP financial measure because it allows for the comparison of our operating performance to other REITs and between periods on a consistent basis. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs. Normalized FFO should not be considered as an alternative to net income or loss attributable to common stockholders/unitholders (computed in accordance with GAAP) as an indicator of our financial performance, nor is it indicative of cash available to fund cash needs. Normalized FFO should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2016 and 2015 (in thousands, except per share data):

	Year Ended December 31,
	2016	2015
Net income attributable to common stockholders	$45,912	$32,931
Depreciation and amortization expense related to investments in real estate	175,544	152,846
Gain on sales of real estate, net	(8,966)	(152)
Impairment	3,080	2,581
FFO attributable to common stockholders	$215,570	$188,206
Acquisition-related expenses	6,538	4,555
(Gain) loss on change in fair value of derivative financial instruments, net	(1,344)	769
Loss (gain) on extinguishment of debt, net	3,025	(123)
Noncontrolling income from partnership units included in diluted shares	1,315	514
Other normalizing items, net (1)(2)	117	1,999
Normalized FFO attributable to common stockholders	$225,221	$195,920

Net income attributable to common stockholders per diluted share	$0.33	$0.26
FFO adjustments per diluted share, net	1.21	1.21
FFO attributable to common stockholders per diluted share	$1.54	$1.47
Normalized FFO adjustments per diluted share, net	0.07	0.06
Normalized FFO attributable to common stockholders per diluted share	$1.61	$1.53

Weighted average diluted common shares outstanding	140,259	128,004

(1) For the year ended December 31, 2016, other normalizing items excludes lease termination fees as they are deemed to be generated in the ordinary course of business.
(2) For the year ended December 31, 2015, other normalizing items primarily include the acceleration of management fees paid in connection with an acquisition-related management agreement that was entered into at the time of acquisition for our Florida portfolio that was acquired in December 2013.

NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) acquisition-related expenses; (iii) depreciation and amortization expense; (iv)impairment; (v) interest expense and net change in fair value of derivative financial instruments; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; and (viii) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments and (ii) amortization of below and above market leases/leasehold interests. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of our revenue performance. We believe that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned properties referred to as “Same-Property”. Same-Property Cash NOI excludes properties which have not been owned and operated by us during the entire span of all periods presented, excluding properties intended for disposition in the near term, notes receivable interest income and certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2016	2015
Net income	$47,345	$33,557
General and administrative expenses	28,773	25,578
Acquisition-related expenses	6,538	4,555
Depreciation and amortization expense	176,866	154,134
Impairment	3,080	2,581
Interest expense and net change in fair value of derivative financial instruments	60,802	58,876
Gain on sales of real estate, net	(8,966)	(152)
Loss (gain) on extinguishment of debt, net	3,025	(123)
Other (income) expense	(286)	1,426
NOI	$317,177	$280,432
Straight-line rent adjustments, net	(4,159)	(6,917)
Amortization of below and above market leases/leasehold interests, net and lease termination fees (1)	682	2,317
Cash NOI	313,700	275,832
Notes receivable interest income	(183)	—
Non Same-Property Cash NOI	(55,210)	(24,859)
Same-Property Cash NOI (2)	$258,307	$250,973
Same-Property Cash NOI percentage growth	2.9%

(1) For the year ended December 31, 2016, Cash NOI includes lease termination fees as they are deemed to be generated in the ordinary course of business.
(2) Same-Property includes 275 buildings.

The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for each quarter in 2016 and the comparable quarter in 2015 (in thousands):

	Three Months Ended March 31,		Three Months Ended June 30,
	2016	2015	2016	2015
Net income	$10,036	$6,942	$13,516	$9,488
General and administrative expenses	6,773	6,575	6,813	6,224
Acquisition-related expenses	1,813	1,357	2,062	1,101
Depreciation and amortization expense	37,828	36,595	44,738	38,066
Impairment	—	—	—	1,655
Interest expense and net change in fair value of derivative financial instruments	17,565	16,369	15,306	13,665
Gain on sale of real estate, net	—	—	(4,212)	—
Loss (gain) on extinguishment of debt, net	—	—	22	(121)
Other income	(53)	(15)	(72)	(4)
NOI	$73,962	$67,823	$78,173	$70,074
Straight-line rent adjustments, net	(1,451)	(2,019)	(1,024)	(2,066)
Amortization of below and above market leases/leasehold interests, net	433	580	87	572
Lease termination fees	(16)	(11)	(10)	—
Cash NOI	72,928	66,373	77,226	68,580
Non Same-Property Cash NOI	(8,521)	(3,867)	(11,977)	(5,270)
Same-Property Cash NOI (1)	$64,407	$62,506	$65,249	$63,310
Same-Property Cash NOI percentage growth	3.0%		3.1%

(1) Same-Property includes 278 and 280 buildings for the three months ended March 31 and June 30, respectively.

	Three Months Ended September 30,		Three Months Ended December 31,
	2016	2015	2016	2015
Net income	$6,639	$6,554	$17,154	$10,573
General and administrative expenses	7,293	6,430	7,894	6,349
Acquisition-related expenses	1,122	907	1,541	1,190
Depreciation and amortization expense	47,864	40,518	46,436	38,955
Impairment	—	—	3,080	926
Interest expense and net change in fair value of derivative financial instruments	15,632	16,822	12,299	12,020
Gain on sales of real estate, net	—	(152)	(4,754)	—
Loss (gain) on extinguishment of debt, net	3,000	14	3	(16)
Other (income) expense	(95)	(72)	(66)	1,517
NOI	$81,455	$71,021	$83,587	$71,514
Straight-line rent adjustments, net	(1,161)	(1,750)	(523)	(1,082)
Amortization of below and above market leases/leasehold interests, net and lease termination fees (1)	3	598	185	578
Cash NOI	80,297	69,869	83,249	71,010
Notes receivable interest income	(68)	—	(115)	—
Non Same-Property Cash NOI	(11,590)	(3,398)	(13,397)	(3,209)
Same-Property Cash NOI (2)	$68,639	$66,471	$69,737	$67,801
Same-Property Cash NOI percentage growth	3.3%		2.9%

(1) For the three months ended September 30, 2016 and December 31, 2016, Cash NOI includes lease termination fees as they are deemed to be generated in the ordinary course of business.
(2) Same-Property includes 283 and 285 buildings for the three months ended September 30 and December 31, respectively.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 11, 2017. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21054-P90335 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**HEALTHCARE TRUST OF AMERICA, INC.**

**The Board of Directors recommends you vote "FOR" Proposals 1, 2 and 4 and "THREE YEARS" on Proposal 3. If this proxy is duly executed and returned and no voting instructions are given, such proxy will be voted "FOR" on Proposals 1, 2 and 4 and "THREE YEARS" on Proposal 3.**

**Nominees:**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. Scott D. Peters | ☐ | ☐ | ☐ |
| 1b. W. Bradley Blair, II | ☐ | ☐ | ☐ |
| 1c. Maurice J. DeWald | ☐ | ☐ | ☐ |
| 1d. Warren D. Fix | ☐ | ☐ | ☐ |
| 1e. Peter N. Foss | ☐ | ☐ | ☐ |
| 1f. Daniel S. Henson | ☐ | ☐ | ☐ |
| 1g. Larry L. Mathis | ☐ | ☐ | ☐ |
| 1h. Gary T. Wescombe | ☐ | ☐ | ☐ |

| | For | Against | Abstain |
|---|---|---|---|
| 2. To approve, on an advisory basis, the compensation of our named executive officers. | ☐ | ☐ | ☐ |

| | Three Years | Two Years | One Year | Abstain |
|---|---|---|---|---|
| 3. To recommend, on an advisory basis, the frequency of future advisory votes to approve the compensation of our named executive officers. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

| | Yes | No |
|---|---|---|
| Please indicate if you plan on attending the Annual Meeting of Stockholders on July 12, 2017. | ☐ | ☐ |

You may obtain directions to attend the 2017 Annual Meeting of Stockholders of Healthcare Trust of America, Inc. by calling (480) 998-3478.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

E21055-P90335

**HEALTHCARE TRUST OF AMERICA, INC.**
**Annual Meeting of Stockholders**
**July 12, 2017 9:00 AM PST**
**This proxy is solicited by the Board of Directors**

The stockholder(s) hereby appoint(s) Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HEALTHCARE TRUST OF AMERICA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PST on July 12, 2017, at the Fairmont Scottsdale Princess, 7575 East Princess Drive, Scottsdale, Arizona 85255, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**

V.1.1